EX-99.23.j.i

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report dated January 23, 2003 for the Institutional Short-Term Government Bond Fund (The Core Fund) (the "Fund") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 40 to AmeriPrime Advisors Trust's Registration Statement on Form N-1A (File No. 333-85083), including the references to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "Accountants" in the Statement of Additional Information of the Fund.




___________/s/_________________
McCurdy & Associates CPA's, Inc.

Westlake, Ohio
April 28, 2003